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                                                                      EXHIBIT 11


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)

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                                                                     THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                          JUNE 30,                          JUNE 30,
                                                                -----------------------------     ----------------------------
                                                                    1999             1998             1999            1998
                                                                ------------     ------------     ------------    ------------
Basic EPS computation:
  Numerator:
    Income from continuing operations ......................    $     32,147     $     29,630     $     53,020    $     47,683
    Less preferred stock dividends.........................                               (75)                            (162)
                                                                ------------     ------------     ------------    ------------

    Income applicable to common stock ......................    $     32,147     $     29,555     $     53,020    $     47,521
                                                                ============     ============     ============    ============
  Denominator:
    Average common shares ..................................      33,730,348       32,516,846       33,686,492      31,645,463
                                                                ============     ============     ============    ============

Basic EPS from continuing operations .......................    $       0.95     $       0.91     $       1.57    $       1.50
                                                                ============     ============     ============    ============
Diluted EPS calculation:
  Numerator:
    Income from continuing operations ......................    $     32,147     $     29,630     $     53,020    $     47,683
    Less preferred stock dividends .........................                              (75)                            (162)
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities ........           5,981            5,981           11,962           6,755
                                                                ------------     ------------     ------------    ------------

    Income applicable to common stock ......................    $     38,128     $     35,536     $     64,982    $     54,276
                                                                ============     ============     ============    ============

  Denominator:
    Average common shares - basic ..........................      33,730,348       32,516,846       33,686,492      31,645,463
    Stock option conversion ................................         979,300        1,969,220        1,062,954       2,165,329
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities ..........       9,096,105        9,096,303        9,096,132       5,219,999
                                                                ------------     ------------     ------------    ------------

    Average common shares - diluted ........................      43,805,753       43,582,369       43,845,578      39,030,791
                                                                ============     ============     ============    ============

  Diluted EPS from continuing operations ...................    $       0.87     $       0.82     $       1.48    $       1.39
                                                                ============     ============     ============    ============
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